Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, July 30, 2013 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2013.

Net sales for the second quarter of 2013 were $65.0 million, an increase of 8% from 2012 sales of $60.3 million. Earnings from operations for the second quarter were $3.7 million, compared to $3.4 million in 2012. Net earnings attributable to the Company and diluted earnings per share were flat at $2.2 million and $0.20 per share, respectively, for the second quarter of 2013 and 2012. Earnings for last year's second quarter included approximately $700,000 ($410,000 after tax, or $0.04 per diluted share) of income resulting from a reduction in the estimated liability for future payments related to the 2011 acquisition of The Combs Company. Without this adjustment, earnings from operations and net earnings attributable to the Company would have been up 36% and 22%, respectively, for the quarter.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $47.5 million for the second quarter of 2013, compared to $43.6 million in 2012. Wholesale product sales were $46.9 million in the second quarter of 2013, up from $43.1 million in 2012. This increase was primarily due to higher sales of the Nunn Bush and Florsheim brands. Wholesale net sales of Nunn Bush and Florsheim were up 11% and 18%, respectively, for the quarter due to higher sales volumes at department stores and national shoe chains. Licensing revenues were approximately $625,000 in the second quarter of 2013 and $539,000 in 2012. Earnings from operations for the segment were $2.2 million in the second quarter of 2013, compared to $2.1 million in 2012. Last year's second quarter earnings from operations included approximately $700,000 of income resulting from the adjustment referred to above. Without the prior year adjustment, earnings from operations for the segment would have been up 57% for the quarter.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores in the United States and its Internet business, were $5.4 million in the second quarter of 2013, compared with $5.6 million in 2012. Same store sales increased 6% for the quarter. There were seven fewer domestic retail stores as of June 30, 2013 than at June 30, 2012. Earnings from operations for the segment increased approximately $550,000 for the quarter.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $12.2 million in the second quarter of 2013, compared to $11.1 million in 2012. The majority of other net sales are generated by Florsheim Australia. Florsheim Australia's net sales increased 7%, or approximately $750,000, this quarter. Collectively, earnings from operations of the Company's other businesses were $900,000 in the second quarter of 2013 compared with $1.3 million in the same period last year.

Other expense for the second quarter of 2013 included foreign currency transaction losses of approximately $520,000 primarily due to the revaluation of intercompany loans with Florsheim Australia. The second quarter of 2012 included approximately $140,000 of foreign currency transaction losses.

"We are pleased with our solid growth in both sales and operating earnings this quarter," stated Thomas W. Florsheim, Jr., Chairman and CEO. "While the current retail market remains unpredictable, we feel our overall business is well positioned going into the second half of the year."

On July 29, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.18 per share to all shareholders of record September 1, 2013 payable September 30, 2013.

Conference Call Details:

Weyco Group will host a conference call on July 31, 2013 at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call please dial (888) 713-4218 or (617) 213-4870, referencing passcode 56835386, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing (888) 286-8010 or (617) 801-6888, referencing passcode 11436123. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)

Net sales	$ 65,041	$ 60,333	$ 138,631	$ 135,647
Cost of sales	40,343	37,455	86,234	84,738
Gross earnings	24,698	22,878	52,397	50,909

Selling and administrative expenses	21,018	19,476	44,029	41,674
Earnings from operations	3,680	3,402	8,368	9,235

Interest income	386	483	798	966
Interest expense	(112)	(116)	(239)	(245)
Other expense, net	(538)	(123)	(627)	(65)

Earnings before provision for income taxes	3,416	3,646	8,300	9,891

Provision for income taxes	1,151	1,094	2,910	3,284

Net earnings	2,265	2,552	5,390	6,607

Net earnings (loss) attributable to noncontrolling interest	60	333	(15)	519

Net earnings attributable to Weyco Group, Inc.	$ 2,205	$ 2,219	$ 5,405	$ 6,088

Weighted average shares outstanding
Basic	10,763	10,865	10,762	10,877
Diluted	10,813	10,982	10,824	11,005

Earnings per share
Basic	$ 0.20	$ 0.20	$ 0.50	$ 0.56
Diluted	$ 0.20	$ 0.20	$ 0.50	$ 0.55

Cash dividends declared (per share)	$ 0.18	$ 0.17	$ 0.18	$ 0.33

Comprehensive income	$ 982	$ 2,088	$ 3,864	$ 6,978

Comprehensive (loss) income attributable to noncontrolling interest	(533)	151	(680)	796

Comprehensive income attributable to Weyco Group, Inc.	$ 1,515	$ 1,937	$ 4,544	$ 6,182

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 7,048	$ 17,288
Marketable securities, at amortized cost	6,981	8,004
Accounts receivable, net	42,717	49,048
Accrued income tax receivable	2,628	1,136
Inventories	52,332	65,366
Deferred income tax benefits	396	649
Prepaid expenses and other current assets	5,298	4,953
Total current assets	117,400	146,444

Marketable securities, at amortized cost	30,915	36,216
Deferred income tax benefits	1,440	792
Property, plant and equipment, net	35,706	37,218
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,666	18,791
Total assets	$ 252,987	$ 285,321

LIABILITIES AND EQUITY:
Short-term borrowings	$ 20,000	$ 45,000
Accounts payable	4,524	11,133
Dividend payable	1,938	-
Accrued liabilities	9,013	13,888
Total current liabilities	35,475	70,021

Long-term pension liability	28,216	27,530
Other long-term liabilities	6,695	6,381

Equity:
Common stock	10,804	10,831
Capital in excess of par value	29,932	26,184
Reinvested earnings	148,696	149,664
Accumulated other comprehensive loss	(13,375)	(12,514)
Total Weyco Group, Inc. equity	176,057	174,165
Noncontrolling interest	6,544	7,224
Total equity	182,601	181,389
Total liabilities and equity	$ 252,987	$ 285,321

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2013	2012
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 5,390	$ 6,607
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	1,985	1,603
Amortization	171	184
Bad debt expense	87	152
Deferred income taxes	(727)	(841)
Net gain on remeasurement of contingent consideration	-	(1,219)
Net foreign currency transaction losses	580	90
Stock-based compensation	633	598
Pension contribution	(110)	-
Pension expense	1,796	1,869
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	6,278	5,244
Inventories	12,960	2,082
Prepaids and other assets	99	376
Accounts payable	(6,628)	(8,547)
Accrued liabilities and other	(5,004)	(1,099)
Accrued income taxes	(1,493)	(392)
Net cash provided by operating activities	15,902	6,592

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(12)	-
Proceeds from maturities of marketable securities	6,308	2,905
Life insurance premiums paid	(155)	(155)
Investment in real estate	(3,206)	-
Purchase of property, plant and equipment	(1,125)	(2,125)
Net cash provided by investing activities	1,810	625

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	-	(3,496)
Shares purchased and retired	(4,623)	(3,812)
Proceeds from stock options exercised	2,828	1,566
Payment of contingent consideration	(1,270)	-
Proceeds from bank borrowings	2,000	9,000
Repayments of bank borrowings	(27,000)	(12,000)
Income tax benefits from stock-based compensation	455	469
Net cash used for financing activities	(27,610)	(8,273)

Effect of exchange rate changes on cash and cash equivalents	(342)	(7)

Net decrease in cash and cash equivalents	$ (10,240)	$ (1,063)

CASH AND CASH EQUIVALENTS at beginning of period	17,288	10,329

CASH AND CASH EQUIVALENTS at end of period	$ 7,048	$ 9,266

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,527	$ 4,010
Interest paid	$ 206	$ 191

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880